Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Inhibikase Therapeutics, Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 31, 2021 on our audits of the financial statements of the Company as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ CohnReznick LLP

Holmdel, New Jersey

September 15, 2021